Exhibit 99.1

LiveXLive Announces Appointment of Music Industry Veteran Jerry Gold as Executive Vice President and Chief Financial Officer

Premium Live Music Streaming Network Expands Management Team

BEVERLY HILLS, Calif., April 12, 2017 — Loton, Corp.’s (OTC: LIVX) subsidiary LiveXLive, the world’s first premium live music video streaming network, today announced the appointment of Jerry Gold, an experienced music industry veteran, as Executive Vice President and Chief Financial Officer.

Mr. Gold joined LiveXLive in March of 2017 as Strategic Financial Advisor to the Chairman. A music and entertainment executive for the past 37 years, Mr. Gold served as the Executive Vice President and Chief Financial Officer of Warner Music Group for nearly a decade. In addition to his responsibilities as Warner Music’s CFO, he extended his focus to strategic planning, mergers and acquisitions and joint ventures. Mr. Gold also managed Warner Music’s investment in Columbia House, a direct marketing joint venture with Sony Music, and was a member of the Board of Directors.

“Jerry brings tremendous experience, an unparalleled network and financial expertise to LiveXLive, and we are thrilled that he has joined full-time,” said Rob Ellin, Founder and Chief Executive Officer. “The live music streaming industry is massive and fragmented.  Jerry’s experience, along with other music industry luminaries on our team such as Phil Quartararo, the former CEO of Virgin Records, Warner Bros Records and EMI, will be invaluable to LiveXLive as we execute on our intent to be a consolidator in the space.”

Jerry was also a partner at Ernst & Young for 12 years and led the firm’s media and entertainment practice where he was responsible for clients like Time Warner, PolyGram, Boston Ventures and Silver Screen Partners.

“LiveXLive is reinvigorating the music business by filling the gap between live and accessible music experiences, with a sharp focus on mobile.  Having spent much of my career in the global media and entertainment industry, I understand the passion, and increasing demand, for live music and am excited to join the movement,” said Jerry Gold, Executive Vice President and  Chief Financial Officer.

About LiveXLive

LiveXLive, a subsidiary of Loton, Corp. (OTC: LIVX), is the world’s first premium live music streaming network delivering around the clock live music to fans as an authentic and experiential platform. The platform offers access to the world’s leading music festivals with multi-day and multi-stage coverage, in addition to unique concerts, intimate performances and cutting edge programming. LiveXLive extends the experience of live music performances to passionate fans of all genres. The platform gives everyone the ability to access music events around the world through any connected device. Since launching in May 2016, LiveXLive has streamed major festivals including Rock In Rio and Outside Lands, and performances by worldwide sensations including Katy Perry, Rihanna, Radiohead, Rod Stewart, Metallica, Sam Smith, Elton John, John Legend and many more.  www.livexlive.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission, press releases and other communications.